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                                                                   EXHIBIT 99.19


                          OFFER TO PURCHASE FOR CASH
     UP TO $62.5 MILLION AGGREGATE PRINCIPAL AMOUNT OF 4 1/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2000
                                      OF

                               BELL SPORTS CORP.

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THE TENDER OFFER WILL EXPIRE AT 7:00 A.M., NEW YORK CITY TIME, ON AUGUST 14,
1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
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                                                                   July 24, 1998
To Our Clients:

     Enclosed for your consideration is an Offer to Purchase (and a supplement thereto dated July 24, 1998, together, the "Offer to Purchase") and a Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents") relating to the offer (the "Tender Offer") by Bell Sports Corp., a Delaware corporation ("Bell Sports"), to purchase for cash up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures").

     WE ARE THE HOLDER OF RECORD OF DEBENTURES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH DEBENTURES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DEBENTURES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender Debentures on your behalf in respect of any or all of the Debentures held by us for your account, upon the terms and subject to the conditions set forth in the Offer Documents.

     Your attention is directed to the following:

         1. The consideration for each $1,000 principal amount of Debentures tendered pursuant to the Tender Offer shall be $905, plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment.

         2. The Tender Offer is being made in connection with, and Bell Sports' obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is conditioned upon, (i) consummation of the merger of HB Acquisition Corporation with and into Bell Sports (the "Merger"),
               (ii) completion of a note offering by Bell Sports, Inc., a wholly-owned subsidiary of Bell Sports (the "Subsidiary"), (iii) entry into a new senior credit facility by the Subsidiary in an amount, together with other funds available to Bell Sports, sufficient to fund amounts payable in connection with the Merger,
               (iv) Debentures in an amount not less than $35.0 million aggregate principal amount being tendered in the
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               Tender Offer, and (v) the satisfaction of the General Conditions
               (as defined in the Offer to Purchase).

         3. The Tender Offer is being made for Debentures having an aggregate principal of up to $62.5 million. If Debentures having an aggregate principal amount in excess of $62.5 million are tendered, Bell Sports will purchase Debentures having an aggregate principal amount of $62.5 million, pro rata in an amount per Holder equal to a fraction the numerator of which is such Holder's total principal amount of Debentures tendered and the denominator of which is the total principal amount of Debentures tendered, multiplied by $62.5 million.

         4. The Tender Offer will expire at 7:00 a.m., New York City time, on August 14, 1998, unless the Tender Offer is extended. Tendered Debentures may be withdrawn at any time on or prior to the Expiration Date.

         5. If you wish to tender any or all of your Debentures, we must receive your instructions in ample time to permit us to effect a valid tender on your behalf of Debentures on or prior to the Expiration Date.

     If you wish to have us tender any or all of your Debentures held by us for your account upon the terms set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Debentures, all such Debentures will be tendered unless otherwise specified on the Instruction Form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE.

     The Tender Offer is not being made to (nor will tenders of Debentures be accepted from or on behalf of) Holders of Debentures in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, Bell Sports, in its sole discretion, may take such action as it may deem necessary to make the Tender Offer in any such jurisdiction, and may extend the Tender Offer to Holders of Debentures in such jurisdiction.
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                      INSTRUCTION FORM WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
               UP TO $62.5 MILLION AGGREGATE PRINCIPAL AMOUNT OF
              4 1/4 % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
                                       OF

                               BELL SPORTS CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 30, 1998, including the supplement thereto dated July 24, 1998, and the related Letter of Transmittal, in connection with the offer (the "Tender Offer") by Bell Sports Corp., a Delaware corporation (the "Company"), to purchase for cash up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures").

     This will instruct you to tender to the Company the aggregate principal amount of Debentures indicated below held by you for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Debentures held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Tender Offer.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE UNDERSIGNED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

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
                                        SIGN HERE
Aggregate Principal Amount of
Debentures to be Tendered:              ________________________________

______________________________          ________________________________
*                                       Signature(s)

                                        ________________________________
                                        Please type or print name(s)

                                        ________________________________
                                        Date

                                        ________________________________
                                        Please type or print name(s)

                                        ________________________________
                                        Area Code and Telephone Number

                                        ________________________________
                                        Taxpayer Identification or
                                        Social Security Number


______________
* Unless otherwise indicated, it will be assumed that we should tender all of the aggregate principal amount of Debentures held by us for your account.


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